Filed Pursuant to Rule 163
Registration Statement No. 333-147371

FAX NEWS RELEASE
For further information:
The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 • Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 • Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: carl.laurino@manitowoc.com	Email: steve.khail@manitowoc.com

NEWS for Immediate Release

THE MANITOWOC COMPANY ANNOUNCES
SECONDARY STOCK OFFERING

MANITOWOC, Wis. – November 13, 2007 – The Manitowoc Company, Inc. (NYSE: MTW) today announced that it intends to offer, subject to market and other conditions, 3,000,000 shares of its common stock in an underwritten offering on November 15, 2007 and to price the offering after the close of trading on that day. The company expects to grant the underwriter an option to purchase up to an additional 450,000 shares of its common stock solely to cover over-allotments.

The offering will increase liquidity to meet anticipated investor demand for the company’s common stock in connection with Standard & Poor’s decision to add the company to the S&P 500 Index as of the close of trading on November 15, 2007. Standard & Poor’s announced the upcoming addition of The Manitowoc Company to the benchmark index on November 9, 2007.

Morgan Stanley is acting as the sole book-running manager of the offering. The offering of securities may be made only by means of a prospectus. After a registration statement is filed, copies of the prospectus can be obtained from:

Morgan Stanley & Co. Incorporated
180 Varick Street
New York, New York 10014
Attention: Prospectus Department

This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The company may file a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the company has filed with the SEC for more complete information about the company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by emailing prospectus@morganstanley.com.

About The Manitowoc Company
The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Safe Harbor –Forward-looking Statements
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These potential factors include, but are not limited to, those relating to the impact of conditions in the capital markets generally and, in particular, for companies in the markets in which the company operates. Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and Quarterly Report on Form 10-Q for the period ended September 30, 2007.

Company contact:
Carl J. Laurino
Senior Vice President & Chief Financial Officer
920-652-1720